EXHIBIT 14

                           THE BOMBAY COMPANY, INC.

                      CODE OF BUSINESS CONDUCT AND ETHICS


INTRODUCTION

      This Code of Business Conduct and Ethics (the "Code") describes Bombay policies for conducting its business in a legal, ethical and honest manner. This Code is intended to meet the requirements of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE").

      The purpose of this Code is to establish standards the Company believes are reasonably necessary to:

      Prevent  the   occurrence  of  illegal,  unethical  or  dishonest
      behavior;

      Detect and stop any behavior of this type that may occur as soon as reasonably possible after the behavior is discovered; and

      Take appropriate actions to discipline those who engage in illegal, unethical or dishonest behavior or who otherwise violate this Code.

      All Bombay directors, officers, employees or agents, are responsible for reading and understanding this Code. Your failure to read or understand this Code will not excuse violations. You should contact your supervisor or the other persons indicated in this Code if you have any questions regarding your obligations under this Code.

      The Company has personnel policies, rules and standards for employee performance that continue in force. This Code is intended to supplement and amplify those established personnel policies, rules and standards.

      The Governance and Nomination Committee of the Board of Directors (the "Committee") is responsible for overseeing the policies, procedures, and compliance of this Code. The Committee must approve any amendment to the Code. Any waiver of the Code provisions must also be approved by the Committee and will be promptly disclosed on the Company's Internet website or in an SEC filing. The Company's Internet address and its commitment to disclose any waiver will be documented in the Company's annual report on Form 10-K.

      The Committee will periodically review the Code and make appropriate additions or changes. You will be fully informed of all changes to the Code.

USE OF TERMS AND INTERPRETATION

      Some of the terms used in this Code are intended to have specific meanings. These meanings are described in this section.
      The terms "Bombay" and "Company" are used in this Code to mean The Bombay Company, Inc., its divisions, subsidiaries, and branch offices.

      The term "associates" is used in this Code to refer to the Company's directors, officers, employees and agents.

      The term "laws" as used in this Code includes the laws, rules, regulations and other legal requirements of each jurisdiction that are applicable to the activities of the Company. These may include the laws of jurisdictions other than the United States.

      The term "Senior Officer" is used in this Code to cover the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, with respect to actions and decisions in their capacities as officers and employees of the Company.

      This Code is not a contract and is not intended to create any contractual obligations on the part of the Company. This Code also does not alter the existing at-will or other applicable employment relationship between you and the Company or the legal relationship between the Company and its agents.

STANDARDS OF CONDUCT

      You are expected to adhere to the following standards in connection with the performance of your duties as an associate of the Company in order to deter wrongdoing and to promote:

      Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      Avoidance of conflicts of interest, including disclosure to the persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

      Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

      Compliance   with   applicable  governmental  laws,   rules   and
            regulations;

      Compliance with procedures established by the Company;

      Prompt internal reporting to the persons identified in this Code of violations of this Code; and

      Accountability for adherence to this Code.

I.    HONEST AND ETHICAL CONDUCT

      The Company expects you to act honestly and ethically at all times and to comply fully with the policies comprising this Code.

      A.    COMPETITIVE PRACTICES

            The  Company  is  strongly  committed  to  strengthening  the  free
      enterprise  system.   The  Company  believes  that  fair  competition  is
      fundamental to the continuation of the free enterprise system.

            The Company will not enter into arrangements that restrict its ability to compete with other businesses, or the ability of any other business organization to compete fairly with the Company.

            You may not enter into, or even discuss any arrangement or understanding with any third party which restricts the Company's pricing policies, terms upon which its products and services may be sold to others, the number and type of products manufactured or sold, or which might in any way be construed as dividing customers or sales territories with a competitor.

      B.    DEALINGS WITH SUPPLIERS

            The Company is a valuable customer for many suppliers. People who want to do business or to continue to do business with the Company must understand that all purchases by the Company will be made exclusively on the basis of price, quality, service and suitability to the Company's needs.

      C.    RECIPROCITY

            Reciprocity is a harmful practice and a hindrance to assuring purchase of the best available materials or services at the lowest possible prices. A supplier of goods or services to the Company will not be asked to buy goods and services from the Company in order to become or to continue as a supplier.

            You should not try to influence the Company's suppliers to purchase goods or services from the Company or from any customer of the Company in order to get its business. In arriving at purchasing decisions you should not favor firms who are customers of the Company.

      D.    PROTECTION AND PROPER USE OF COMPANY ASSETS

            You should protect the Company's assets and ensure their proper use. Theft, carelessness and waste have direct impact on the Company's profitability. All Company assets should therefore be used only for legitimate business purposes.

      E.    INTEGRITY OF RECORDS AND FINANCIAL REPORTS

            The integrity of the Company's record keeping and reporting systems will be respected at all times. No one in the Company is allowed to use, authorize, or condone the use of "off-the-books" bookkeeping, secret accounts, unrecorded bank accounts, slush funds, falsified books, or any other devices that could be utilized to distort records or reports of the Company's true operating results and financial conditions.

II.   AVOIDANCE OF CONFLICTS OF INTEREST

      You must avoid situations where your personal interests may conflict with the interests of the Company. Conflicts of interest arise where an individual's position or responsibilities with the Company present an opportunity for personal gain apart from the normal rewards of employment. They also arise where an associate's personal interests are inconsistent with those of the Company and create conflicting loyalties. Such conflicting loyalties may cause Company personnel to compromise their principles and responsibilities to the Company for personal gain.

      It is not possible to detail every situation where conflicts of interests may arise. However, the following policies cover some of the areas that have a significant potential for conflict:

      A.    SPECULATION IN BOMBAY SECURITIES AND MISUSE OF INSIDE INFORMATION

            If you know of any material fact about the Company which has not been disclosed to the public (commonly known as "insider information"), you are prohibited by law from taking advantage of any purchaser or seller of the Company's securities who is not privy to such information. You may not engage in any transaction in the Company's securities based upon inside information until such information is disclosed to the public. In addition, you must not provide insider information to others. Misuse of insider information may result in civil and criminal penalties as well as disciplinary action.

            Generally, a material fact is one that a prudent investor would consider in reaching a decision to buy or sell the security involved. Examples of materials facts are: knowledge of significant new products or discoveries, unexpected changes in sales or earnings figures, major contracts and plans for stock splits, acquisitions or mergers.

            These restrictions also apply to insider information relating to the Company's customers and suppliers.

            If you have questions regarding the sale or purchase of Company stock under circumstances where these laws and regulations might apply, you should review the Company's insider trading policy or consult with the Company's General Counsel.

            It is very important that you not disclose data or information of a confidential nature concerning the Company or its products to anyone not employed by the Company except where such information is disclosed in the course of normal business activities and the Company has obtained from the recipient a written undertaking to protect the confidential information from misuse or unauthorized disclosure. Disclosure of confidential information can be harmful to the Company and could be the basis for legal action against both the Company and the person disclosing the information.

            You should not acquire any interest in real estate or in any business which you know the Company is interested in acquiring.

      B.    PERSONAL FINANCIAL INTEREST

            You  should  avoid  any  outside  financial  interests  which might influence your decisions or actions as a Company associate or representative. Such outside interests could include among other things:

            A personal or family  interest  in  an  enterprise that has business relations with the Company, either as a customer or a supplier, if such financial interest represents a material part of the person's net worth or income.

            An  investment  in  another business that competes with the
               Company if the investment represents a material part of the income or net worth of the person.

      C.    CORPORATE OPPORTUNITIES

            You are not allowed to take for yourself personally opportunities that are discovered through the use of Company property, information or position, or use Company property, information or position for your personal gain, or compete with the Company. Company associates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

      D.    OUTSIDE ACTIVITIES

            You should avoid outside employment or activities that would interfere with the effective performance of your responsibilities to the Company either because of excessive demands on your time or because of the nature of the employment or activity. If you desire to practice your trade or profession for which you have been hired by the Company outside the scope of your Company employment, you must obtain prior written approval from your Company supervisor.

      E.    KICKBACKS AND REBATES

            Corporate purchases of goods or services must not lead to personal kickbacks or rebates. You and/or your family must not accept any form of undisclosed payment or favor.

      F.    GIFTS AND ENTERTAINMENT

            Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, they may be misunderstood. They may appear as attempts to bribe an associate to direct the Company business to a particular supplier. To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, the following standards apply to the receipt of gifts or entertainment:

            You may not solicit gifts, gratuities, or any other personal benefit or favor of any kind from any supplier or potential supplier. Gifts include not only merchandise and products but also personal services, theater tickets, and tickets to sporting events. Gifts of money may not be accepted.

            Associates may accept unsolicited non-money gifts provided they are items of nominal intrinsic value, such as advertising or promotional materials, clearly marked with company and brand names. Any other gifts shall be considered property of the Company and should be delivered to your department Vice President for appropriate handling.

            The Company's General Counsel should be consulted where gifts of more than nominal value are offered to you by a company with which the Company does business.

            You  should  not  encourage  or   solicit  entertainment  from  any
      individual or company with which the Company does business. Entertainment includes, but is not limited to, activities such as dinner parties, theater parties or sporting events.

            From time to time you may accept unsolicited entertainment, but only under the following conditions:

            The acceptance will foster goodwill and successful business relations;

            The entertainment occurs infrequently;

            It involves reasonable, not lavish, expenditures; and

            The  entertainment   takes   place  in  settings  that  are
                  appropriate and fitting to associates and their hosts.

            If you are uncertain about the appropriateness of the business entertainment, you should review the matter with your department Vice President.




      G.    USE OF AGENTS AND NON-EMPLOYEES

            You may not use agents or others to circumvent the law or to engage in practices that run contrary to this Code.


III.  ACCURACY OF PUBLIC COMMUNICATIONS

      All Company associates are encouraged and instructed to provide reliable and accurate data to, and otherwise assist the Company's Senior Officers as they discharge their responsibilities of establishing and maintaining adequate and effective disclosure controls and procedures. These controls are designed to provide assurances to the Company and its shareholders that disclosures of material information related to the Company and its consolidated subsidiaries in its periodic reports filed with, or submitted to, the SEC and other public communications are full, fair, accurate, timely, and understandable.

IV.   COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

      It is the Company's policy to proactively promote compliance with all applicable laws, rules and regulations in connection with the Company's business. You and all other associates are expected to comply fully with the laws of each country or other jurisdiction that are applicable to the Company's business. You should familiarize yourself with the legal standards and restrictions applicable to your assigned duties and responsibilities. The Company requires and encourages compliance with the spirit, as well as the letter, of the law. Even the appearance of illegal, dishonest or inappropriate behavior could have a negative impact on the Company and its associates.

      If there is a conflict between the requirements of the laws applicable in the United States and those of any other country or jurisdiction, the Company's policy is that you should consult with the General Counsel before taking any actions that might violate United States law.

      A.    DEALINGS WITH PUBLIC OFFICIALS

            Laws and regulations sometimes require associates to be in contact with public officials on a variety of matters. Associates who make these contacts have a special responsibility to uphold the Company's reputation.

            If you have a business reason to contact public officials, you need
      to  understand  lobbying  laws and public disclosure requirements.   This
      information may be obtained from the Company's General Counsel.

            No form of payment, direct or indirect, shall be made to any public official as inducement to having a law or regulation enacted or defeated.

            From time to time associates may entertain public officials, but only under the following circumstances:

            The entertainment is not solicited by the public official.

            The entertainment occurs infrequently.

            It does not involve lavish expenditures.

            The  setting  and  type  of  entertainment   is
                  appropriate and fitting to our associates and the public official.

      B.    APPLICATION OF THE FOREIGN CORRUPT PRACTICES ACT

            The Foreign Corrupt Practices Act was enacted in 1977 and amended in 1998 to penalize United States companies and their employees, agents and consultants for bribing or attempting to bribe foreign officials, governments and political parties in order to secure business or any improper advantage. Among other things, it made foreign bribery a crime and mandated accounting control requirements to prevent off-the-book slush fund payments, kickbacks and other forms of unlawful or improper renumeration. While certain facilitating payments, where necessary to expedite or secure performance of routine governmental actions outside the United States, are not illegal, prior approval by senior management must be obtained before a facilitating payment may be offered.

            Violations of the Foreign Corrupt Practices Act carry criminal and civil penalties. Criminal penalties include fines up to $2,000,000 per company and $250,000 per individual, plus a maximum imprisonment of five years. The Company expects strict compliance with this law as well as the other laws of the United States and of any foreign country in which the Company operates or conducts business. Any uncertainties regarding the application of a law, whether domestic or foreign, should be clarified with the Company's General Counsel.

      C.    POLITICAL ACTIVITIES AND CONTRIBUTIONS

            Federal law and the statutes of most states prohibit a corporation from contributing to a political campaign or to a political party. Improper corporate contributions could take the form of use of corporate facilities (for example, use of a photocopy machine to reproduce campaign literature) as well as cash. Associates who participate in partisan political activities, you must never imply that you speak or act for the Company.

            No corporate action, direct or indirect, will be allowed that infringes on the right of each associate individually to decide whether, to whom, and in what amount, he or she will make personal political contributions of money or personal service.

V.    COMPLIANCE PROCEDURES

      Upon approval by the Board of Directors, a copy of this Code will be distributed to all current associates. Future associates will receive their copies at the time of hire.

      You may be required to prepare a written disclosure if you have knowledge of or are currently not in compliance with the Code. Subsequently, upon request of your supervisor, you may be required to correct the variance to be in full compliance with the Code. A verification of compliance will then be signed and turned in to your supervisor who will make it a part of your permanent corporate records.

      To maintain compliance, you must read and develop an understanding of the Code and agree to comply with it. Supervisors will develop an awareness on the part of their associates of the importance of adhering to the Code. Associates should resolve any doubts or questions pertaining to the Code with his or her supervisor or, when appropriate, the General Counsel. Associates should inform his or her supervisor of any existing holdings or activities that might be or may appear to be at variance with the Code. Senior Officers and other designated employees will annually acknowledge in writing their understanding of the Code and their compliance with it.

      Senior Officers shall inform the Committee of any actual or potential conflicts of interest, and the Committee will resolve any questions regarding conflicts of interest involving any of the Senior Officers.

      Regular audits of the Company may include procedures to test compliance with this Code.

VI.   REPORTING OF VIOLATIONS

      You should immediately report any suspected violation of the Code to your supervisor or the Company's General Counsel at 817-347-8244. You may also report a violation through the Bombay Careline (1-877-BOMBAY-7) on an anonymous basis if you so choose. Supervisors receiving such reports should promptly and thoroughly investigate such reports and consult with the Company's General Counsel. Any report of a disputed violation by a Senior Officer shall be immediately reported to the Committee. If a violation is discovered, appropriate corrective action will be taken promptly.

      The Company prohibits any kind of retaliation for good faith reporting of actual or possible violations of this Code. Retaliation in any form against any Company associate who reports a possible violation of this Code, or who assists in the investigation of a possible violation of this Code, is itself a violation of this Code and will be disciplined appropriately.

VII.  ACCOUNTABILITY FOR ADHERENCE TO THIS CODE

      You and all other associates are individually responsible for adhering to the standards set forth in this Code. The following types of conduct will result in appropriate disciplinary actions:


   Violating this Code or asking others to violate this Code;

   Failing to report a known or suspected violation of this Code;

   Failing to cooperate in a Company investigation of possible violations of this Code;

   Failing to appropriately supervise subordinates in order to detect and report possible violations of this Code; and

   Retaliating against other Company personnel for reporting a possible violation of this Code.

Upon receiving a report of a violation of this Code, the supervisor, the Company's General Counsel, or the Committee, including its legal and other advisors, will have the full power and authority to investigate the report and to determine what steps, if any, should be taken to resolve the problem and avoid the likelihood of its recurrence. These steps may, where appropriate, include the termination of an individual's employment by the Company and the commencement of appropriate legal proceedings.






                       CODE OF BUSINESS CONDUCT AND ETHICS




                                     2004

                  ACKNOWLEDGMENT OF RECEIPT AND UNDERSTANDING



I HAVE RECEIVED A COPY OF THE CODE OF BUSINESS CONDUCT AND ETHICS FOR THE BOMBAY COMPANY, INC. I AGREE TO BE BOUND BY THE CODE AND REPORT ANY SUSPECTED VIOLATION AS PROVIDED FOR IN THE CODE.




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